EXHIBIT (a)(1)(vii)

This Notice of Variation and Change in Information is important and requires your immediate attention. It should be read in conjunction with the Offer to Purchase and Circular dated March 1, 2010 and the Notice of Variation and Extension dated March 19, 2010. If you are in any doubt as to how to deal with it, you should consult with your investment dealer, broker, bank manager, lawyer or other professional advisor.

Neither this Notice of Variation and Change in Information nor the Offer to Purchase and Circular dated March 1, 2010, as amended by the Notice of Variation and Extension dated March 19, 2010, has been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

April 16, 2010

NOTICE OF VARIATION AND CHANGE IN INFORMATION

by

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP,

ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN FUND S.À R.L.

AND DAAZI HOLDING B.V.

in respect of their

OFFER TO PURCHASE FOR CASH

UP TO ALL of the Common Shares of

LIONS GATE ENTERTAINMENT CORP.

at an increased price of

U.S.$7.00 per Common Share

Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg, and Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands (collectively, the “Icahn Group”), hereby give notice that they are amending their offer dated March 1, 2010, as previously amended by the Notice of Variation and Extension dated March 19, 2010 (the “Offer”), to purchase for cash UP TO ALL of the outstanding common shares (the “Lions Gate Shares”) of Lions Gate Entertainment Corp. (“Lions Gate”), including Lions Gate Shares which become outstanding on the exercise of outstanding options, warrants or other rights to purchase Lions Gate Shares (other than Lions Gate Shares which become outstanding on the exercise of Rights), in order to (i) increase the offer price from U.S.$6.00 cash per Lions Gate Share to U.S.$7.00 cash per Lions Gate Share, (ii) amend the minimum tender condition of the Offer so that there shall have been properly and validly deposited under the Offer and not withdrawn at least 36,985,976 Lions Gate Shares, which when combined with the number of Lions Gate Shares already owned by the Offeror, represents 50.1% of the 117,951,193 Lions Gate Shares stated to be outstanding by Lions Gate as of March 23, 2010, the record date for Lions Gate’s upcoming special meeting of Shareholders, (iii) assign to Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust, the right to purchase certain of the Lions Gate Shares deposited pursuant to the Offer and to include Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust, as an Offeror, (iv) assign to 7508921 Canada Inc. the right to purchase Lions Gate Shares deposited pursuant to the Offer and include 7508921 Canada Inc. as an Offeror, (v) provide for a subsequent offering period of 10 business days after the expiry of the Offer if the Offeror takes up Lions Gate Shares that have been validly tendered and not withdrawn prior to the Expiry Time, and (vi) update certain sections of the Offer to reflect the foregoing changes.

The Offer, as varied, will continue to be open for acceptance until 8:00 p.m. (New York time) on April 30, 2010, unless further extended or withdrawn by the Offeror.

This Notice of Variation and Change in Information (this “Notice”) should be read in conjunction with the Offer to Purchase and Circular dated March 1, 2010 (the “Offer to Purchase and Circular”), as amended by the Notice of Variation and Extension dated March 19, 2010 (the “First Notice of Variation”), and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer to Purchase and Circular, all the provisions of which are incorporated herein by reference (subject to the amendments thereto contained in this Notice). In this Notice, unless the context requires otherwise or unless otherwise defined herein, terms denoted by initial capital letters have the meanings set forth in the Offer to Purchase and Circular, as amended by the First Notice of Variation.

Shareholders who have validly deposited and not withdrawn their Lions Gate Shares do not need to take further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Acceptance and Transmittal which accompanied the Offer to Purchase and Circular or a facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Lions Gate Shares and all other required documents, with the Depositary or the U.S. Forwarding Agent in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may accept the Offer by following the procedures for (i) book-entry transfer of Lions Gate Shares described in Section 3 of the Offer to Purchase, “Manner of Acceptance — Book-entry Transfer” or (ii) guaranteed delivery described in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery which accompanied the Offer to Purchase and Circular, or a facsimile thereof. Persons whose Lions Gate Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent, or the Information Agent. Their contact details are provided on the last page of this document. Additional copies of this Notice, the Offer to Purchase and Circular, the First Notice of Variation, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent.

No person has been authorized to give any information or make any representation other than those contained in this Notice, the First Notice of Variation, the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal, the Notice of Guaranteed Delivery and the Schedule TO filed with the SEC, as amended, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto.

FORWARD-LOOKING STATEMENTS

This Notice, the First Notice of Variation and the Offer to Purchase and Circular contain forward-looking statements that are subject to risks and are based on a number of assumptions and other factors. See “Forward-Looking Statements” in the Offer to Purchase and Circular, as amended by the First Notice of Variation.

NOTICE TO SHAREHOLDERS

SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENTS AND OTHER DOCUMENTS RELATED TO THE SOLICITATIONS OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE FOR USE AT THE MAY 4, 2010 SPECIAL MEETING OF SHAREHOLDERS AND AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATIONS. WHEN COMPLETED, DEFINITIVE PROXY STATEMENTS AND FORMS OF PROXIES WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATIONS IS CONTAINED IN THE AMENDED SCHEDULES TO THAT WERE FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP are governed by the laws of the Cayman Islands, Icahn Fund S.à r.l. is governed by the laws of Luxembourg, Daazi Holding B.V. is governed by the laws of The Netherlands, 7508921 Canada Inc. is governed by the laws of Canada, and the LGE Trust is governed by the laws of Ontario, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company, trust or its officers, directors or trustees in a foreign court for violations of U.S. federal securities laws. It may be difficult to compel a foreign company and its affiliates or a foreign trust and its trustees to subject themselves to a U.S. court’s judgment.

ii

The enforcement by Shareholders of civil liabilities under Canadian securities laws may be affected adversely by the fact that each of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l. and Daazi Holding B.V. is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada and that all or a substantial portion of the assets of the Offeror may be located outside Canada. It may not be possible for Shareholders to enforce judgments obtained in Canada against these members of the Offeror.

Shareholders should be aware that the purchase by the Offeror of the Lions Gate Shares held by them as described herein may have tax consequences both in Canada and the United States. The material tax consequences for Shareholders who are resident in, or citizens of, Canada and the United States are described in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “Material U.S. Federal Income Tax Considerations”, respectively, as amended by the First Notice of Variation and this Notice.

EXCHANGE RATE INFORMATION

In this Notice, except where otherwise indicated, all references to “dollars” or “$” are in Canadian dollars. The Bank of Canada noon spot exchange rate on April 15, 2010 was U.S.$1.00 = $1.0014.

NOTICE TO HOLDERS OF OPTIONS

The Offer is made only for Lions Gate Shares and is not made for any options, warrants or other rights to acquire Lions Gate Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise the options, warrants or other rights in order to obtain the underlying Lions Gate Shares and then deposit those Lions Gate Shares in accordance with the Offer.

iii

NOTICE OF VARIATION AND CHANGE IN INFORMATION

April 16, 2010

TO: THE HOLDERS OF LIONS GATE SHARES

By notice to the Depositary dated April 16, 2010 and as set forth in this Notice, the Icahn Group has varied its offer dated March 1, 2010 (the “Original Offer”), as previously amended by the Notice of Variation and Extension dated March 19, 2010, to purchase for cash UP TO ALL of the outstanding Lions Gate Shares, including Lions Gate Shares which become outstanding on the exercise of outstanding options, warrants or other rights to purchase Lions Gate Shares (other than Lions Gate Shares which become outstanding on the exercise of Rights).

This Notice should be read in conjunction with the Offer to Purchase and Circular, the First Notice of Variation, and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer to Purchase and Circular (collectively, the “Offer Documents”), all the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice.

In this Notice, unless the context requires otherwise or unless otherwise defined, terms denoted by initial capital letters and not defined have the meanings set forth in the Offer to Purchase and Circular, as amended by the First Notice of Variation. References in this Notice to the “Offer” shall refer to the Original Offer, as amended by the First Notice of Variation, and as further amended by this Notice.

1. Increase in the Offer Price for the Lions Gate Shares

The Icahn Group is amending the Offer by increasing the consideration payable for each Lions Gate Share taken up under the Offer from U.S.$6.00 cash per Lions Gate Share to U.S.$7.00 cash per Lions Gate Share. Assuming that all of the conditions to the Offer are satisfied or waived, all Shareholders who tender their Lions Gate Shares to the Offer will receive the increased price per Lions Gate Share for any of their Lions Gate Shares that may be taken up under the Offer, including those Shareholders who have already tendered Lions Gate Shares to the Offer. Shareholders who have already tendered to the Offer need do nothing further. The Icahn Group will pay the increased price to such Shareholders at the time of payment by the Offeror for Lions Gate Shares under the Offer.

Accordingly, all references to “U.S.$6.00” in the Offer Documents have been amended to mean “U.S.$7.00”, and all references in the Offer Documents to the price offered by the Offeror are deemed to be amended to reflect the foregoing.

The increased price of U.S.$7.00 in cash per Lions Gate Share represents a 33.8% premium to the closing price of the Lions Gate Shares on the NYSE on February 12, 2010, the last trading day prior to the Icahn Group’s announcement of its intention to make the Offer, and all references in the Offer Documents to any such premiums are deemed to be amended to reflect the foregoing. The increased price of U.S.$7.00 in cash per Lions Gate Share also represents a premium of more than 44% to the closing price of the Lions Gate Shares on the NYSE on February 4, 2010, the last trading day prior to the first date in 2010 that certain members of the Icahn Group resumed purchasing Lions Gate Shares.

2. Extension and Variation of the Offer

The last sentence of the second paragraph of Section 5 of the Offer, “Extension and Variation of the Offer” is amended by deleting the phrase “and will not extend the Offeror” after the words “the Offeror will take up Lions Gate Shares validly deposited under the Offer” because such phrase is inconsistent with the Offeror’s obligation to extend the Offer in certain circumstances under applicable securities laws.

3. Amendment to Minimum Tender Condition and Other Conditions

The Icahn Group is amending the minimum tender condition of the Offer so that there shall have been properly and validly deposited under the Offer and not withdrawn at least 36,985,976 Lions Gate Shares, which when combined with the number of Lions Gate Shares already owned by the Offeror, represents 50.1% of the 117,951,193 Lions Gate Shares stated to be outstanding by Lions Gate as of March 23, 2010, the record date for Lions Gate’s upcoming special meeting of Shareholders.

Paragraph (a) of Section 4 of the Offer to Purchase, “Conditions of the Offer” (found at page 21 of the Offer to Purchase), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“(a) there shall have been properly and validly deposited under the Offer and not withdrawn at least 36,985,976 Lions Gate Shares;”

The last sentence of the paragraph immediately following paragraph (q) of Section 4 of the Offer to Purchase, “Conditions of the Offer” (found at page 24 of the Offer to Purchase), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“If the Offeror waives any condition in respect of the Offer, the Offer will be extended for 10 business days from the date of such waiver.”

4. Assignment of Right to Purchase Certain of the Lions Gate Shares Deposited

In accordance with Section 13 of the Offer, “Other Terms of the Offer”, the Icahn Group is amending the Offer to assign to 7508921 Canada Inc., an acquisition vehicle indirectly controlled by Carl C. Icahn, the right to purchase Lions Gate Shares validly deposited and not withdrawn under the Offer to Purchase.

In accordance with Section 13 of the Offer, for the reasons described further below, the Icahn Group is amending the Offer to assign to Ronald G. Atkey (the “Trustee”), in his capacity as the sole trustee of the LGE Trust, the right to purchase those Lions Gate Shares validly deposited and not withdrawn under the Offer which, if otherwise taken up by the Icahn Group, would result in Lions Gate becoming a non-Canadian controlled entity under the ICA upon consummation of the Offer. The Icahn Group will take up and pay for the number of Lions Gate Shares validly deposited and not withdrawn under the Offer that, together with the Lions Gate Shares already owned by the Icahn Group, would not result in the Icahn Group owning in the aggregate a sufficient number of the outstanding Lions Gate Shares that Lions Gate would become a non-Canadian controlled entity under the ICA upon consummation of the Offer, and the Trustee will take up and pay for any remaining Lions Gate Shares validly deposited and not withdrawn under the Offer. The Icahn Group will provide the Trustee with the funds necessary to acquire its portion of the Lions Gate Shares deposited under the Offer by way of a loan. The Trustee will hold the Lions Gate Shares it purchases for the benefit of the LGE Trust and will have legal title to such Lions Gate Shares. The Trustee will be entitled to vote the Lions Gate Shares acquired in whatever manner he wishes in the best interests of the beneficiary of the LGE Trust. This assignment does not in any way change the fact that the Offer is for UP TO ALL of the Lions Gate Shares.

The Icahn Group has determined to make the assignment described above to the Trustee to avoid the adverse consequences to Lions Gate of becoming a non-Canadian controlled entity within the meaning of the ICA while Lions Gate continues to control Maple. As disclosed in Section 14 of the Circular, “Regulatory Matters” (found at page 48 of the Offer to Purchase and Circular), as amended by the First Notice of Variation, the Icahn Group believes that, because the Icahn Group is a non-Canadian within the meaning of the ICA, the Offer, if successful, would result in Lions Gate and its controlled entities becoming non-Canadian controlled within the meaning of the ICA. Lions Gate has disclosed in its SEC filings that if Lions Gate ceases to be Canadian-controlled under the ICA: (i) Lions Gate and its consolidated entities (including Maple) may no longer qualify for or be entitled to access refundable tax credits and other Canadian government and private motion picture industry incentives that are restricted to Canadian-controlled corporations; and (ii) such a change in status could also cause Lions Gate (and Maple) to be required to repay certain tax credits and other government incentives previously received and default on certain distribution obligations, thereby adversely affecting Lions Gate’s financial results. The Icahn Group believes that these risks of a change in Canadian status of Lions Gate arise primarily from the requirement that a distributor of films in Canada be a Canadian within the meaning of the ICA. Lions Gate has stated in its SEC filings that its filmed entertainment is distributed in Canada by Maple, which, as of July 18, 2007, is controlled by Lions Gate. Accordingly, the Icahn Group believes that the risk of a change in Canadian status of Lions Gate would be substantially alleviated if Lions Gate ceases to control Maple, provided that Maple continues to be Canadian within the meaning of the ICA and continues to undertake Lions Gate’s film distribution in Canada pursuant to a distribution agreement between them (as was the arrangement between April 2005 and July 18, 2007).

Further, as disclosed by Lions Gate in its SEC filings, a change in the Canadian status of Lions Gate under the ICA could occur not only as a result of an acquisition of control of Lions Gate by a non-Canadian, but also as a result of the exercise by the Minister of Canadian Heritage of the discretionary right to make a determination that an entity engaged in a cultural business is not a Canadian-controlled entity, if the Minister of Canadian Heritage is satisfied, after considering any information or evidence submitted by the entity or otherwise made available to the Minister of Canadian Heritage or the Director of Investments, that the entity is controlled in fact by one or more non-Canadians. Therefore, even in the absence of the Offer, there is a risk that the Minister of Canadian Heritage could determine that Lions Gate is in fact non-Canadian controlled under the ICA, with the result being that there could be significant adverse consequences for Lions Gate in terms of repayment of tax credits and incentives, and other potential defaults, if Lions Gate still controls Maple at such time. Accordingly, the Icahn Group believes that even in the absence of the Offer, it is in the best interests of Lions Gate, Maple and third parties that Lions Gate’s shares of Maple be divested to one or more Canadians such that the film distribution business currently carried on by Maple in Canada would be owned and operated independently from Lions Gate.

If the Offer is successful, the Icahn Group intends to take steps to cause Lions Gate to divest its shares of Maple to one or more Canadian purchasers and the Icahn Group is engaged in discussions with representatives of the Department of Canadian Heritage regarding its commitment to take such steps. However, absent a change in the current ownership status of Maple, Lions Gate would continue to control Maple upon consummation of the Offer. Therefore, to avoid the consequences of a change in Canadian status of Lions Gate before such time as Maple can become an independent Canadian film distributor, the Icahn Group has determined that it will assign to Mr. Atkey, a Canadian, in his capacity as the sole trustee of the LGE Trust, the right to acquire any shares deposited under the Offer which, if otherwise taken up by the Icahn Group, would result in Lions Gate becoming a non-Canadian controlled entity under the ICA upon consummation of the Offer. The Icahn Group intends to purchase the Lions Gate Shares that would be taken up under the Offer by Mr. Atkey, but only at such time as doing so would not result in Maple becoming a non-Canadian within the meaning of the ICA.

Mr. Atkey is a Canadian citizen and independent of the Icahn Group. After graduating from law school at the University of Western Ontario and Yale University, Mr. Atkey taught constitutional and administrative law at three Canadian law schools. Mr. Atkey has served in a number of senior capacities in the Canadian public sector. He was the first Chair of the Security Intelligence Review Committee, served as an elected Member of the Parliament of Canada for two terms, and was appointed as the federal Minister of Immigration in 1979-80. Mr. Atkey practiced corporate and regulatory law for thirty years with Osler, Hoskin & Harcourt LLP, in Toronto, during which time he represented clients in the cultural sector, including the film industry.

Mr. Atkey currently teaches National Security Law at Osgoode Hall Law School (York University) in Toronto, Canada and at Western Law (UWO) in London, Ontario. He is also currently a director of the Canadian subsidiaries of Time Warner Inc. and Entertainment One Ltd. Mr. Atkey also currently serves as Ontario Vice–President of the International Commission of Jurists (Canadian Section) and as Director of the Toronto Symphony Orchestra Foundation.

Section 1 of the Circular, “The Offeror” (found at page 34 of the Circular) is deleted in its entirety and replaced by the following:

“1. The Offeror

Icahn Partners LP is a limited partnership governed by the laws of Delaware. Its general partner is Icahn Onshore LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Onshore LP is Icahn Capital LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Capital LP is IPH GP LLC, a limited liability company governed by the laws of Delaware. The sole member of IPH GP LLC is Icahn Enterprises Holdings L.P., a limited partnership governed by the laws of Delaware. The general partner of Icahn Enterprises Holdings L.P. is Icahn Enterprises G.P. Inc., a corporation governed by the laws of Delaware.

Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP are limited partnerships governed by the laws of the Cayman Islands. The general partner of each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP is Icahn Offshore LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Offshore LP is Icahn Capital LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Capital LP is IPH GP LLC, a limited liability company governed by the laws of Delaware. The sole member of IPH GP LLC is Icahn Enterprises Holdings L.P., a limited partnership governed by the laws of Delaware. The general partner of Icahn Enterprises Holdings L.P. is Icahn Enterprises G.P. Inc., a corporation governed by the laws of Delaware.

High River Limited Partnership is a limited partnership governed by the laws of Delaware. Its general partner is Hopper Investments LLC, a limited liability company governed by the laws of Delaware. The sole member of Hopper Investments LLC is Barberry Corp., a corporation governed by the laws of Delaware.

Icahn Fund S.à r.l. is a limited liability company governed by the laws of Luxembourg. Its three shareholders, each of which owns approximately one-third of Icahn Fund S.à r.l., are Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.

Daazi Holding B.V. is a limited liability company governed by the laws of The Netherlands. Its sole stockholder is Icahn Fund S.à r.l.

7508921 Canada Inc. is a corporation governed by the laws of Canada. Its four shareholders, each of which owns one-quarter of 7508921 Canada Inc., are Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.

Ronald G. Atkey is the sole trustee of the LGE Trust, a trust formed under the laws of the Province of Ontario. The sole beneficiary of the LGE Trust is a Canadian cultural charity.

Icahn Enterprises G.P. Inc. is 100% owned by Beckton Corp., a corporation governed by the laws of Delaware. Each of Beckton Corp. and Barberry Corp. is 100% owned by Mr. Carl C. Icahn, a U.S. citizen, and the Offeror (other than the Trustee) is indirectly controlled by Mr. Icahn. The principal business address of each of (i) Icahn Partners LP, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. is White Plains Plaza, 445 Hamilton Avenue – Suite 1210, White Plains, NY 10601, where the business phone number is (914) 614-7000; (ii) Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands; (iii) Icahn Fund S.à r.l. is 5 avenue Gaston Diderich, L-1420 Luxembourg; (iv) Daazi Holding B.V. is Strawinskylaan 411 (WTC, Tower A, 4th floor), 1077 XX, Amsterdam, The Netherlands, (v) 7508921 Canada Inc. is 100 King Street West, 1 First Canadian Place, Suite 6600, Toronto, Ontario, Canada, M5X 1B8, where the business phone number is (416) 362-2111, (vi) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153, where the business phone number is (212) 702-4300 and (vii) the Trustee is 333 Adelaide Street, Suite 1019, Toronto, Ontario, Canada, M5A 4T4, where the business phone number is (416) 368-4827.

As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Offshore LP with each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. As a result of the relationship of Carl C. Icahn, Beckton Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP and Icahn Onshore LP with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Lions Gate Shares beneficially owned by Icahn Partners LP. As a result of the relationship of Carl C. Icahn, Hopper Investments LLC and Barberry Corp. with High River Limited Partnership, each of them may be deemed to have shared voting power and shared dispositive power with High River Limited Partnership with regard to the Lions Gate Shares beneficially owned by High River Limited Partnership. As a result of Carl C. Icahn’s relationship with the Offeror (other than the Trustee), Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of Mr. Icahn, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are deemed to be co-bidders with the Offeror.

The Offeror (other than 7508921 Canada Inc. and the Trustee) is primarily engaged in investing in securities of various entities. Each of High River Limited Partnership and Barberry Corp. is primarily engaged in the business of investing in securities. Hopper Investments LLC is primarily engaged in the business of serving as the general partner of High River Limited Partnership. Each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Partners LP, Icahn Fund S.à r.l. and Daazi Holding B.V. is primarily engaged in the business of investing in securities. Icahn Offshore LP is primarily engaged in the business of serving as the general partner of each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. Icahn Onshore LP is primarily engaged in the business of serving as the general partner of Icahn Partners LP. Icahn Capital LP is primarily engaged in the business of serving as the general partner of each of Icahn Offshore LP and Icahn Onshore LP. IPH GP LLC is primarily engaged in the business of serving as the general partner of Icahn Capital LP. Icahn Enterprises Holdings L.P. is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises G.P. Inc. is primarily engaged in the business of serving as the general partner of Icahn Enterprises Holdings L.P. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc. 7508921 Canada Inc. was formed to serve as an acquisition vehicle. The LGE Trust was settled to hold property for the benefit of a Canadian cultural charity.

The name, position, citizenship, business address, present principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., 7508921 Canada Inc. and of the Trustee are set forth on Schedule I attached hereto and incorporated by reference herein.

Except as set forth on Schedule I, none of Mr. Icahn, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Fund S.à r.l., Daazi Holding B.V., High River Limited Partnership, the LGE Trust, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., 7508921 Canada Inc. or the Trustee, nor any executive officer or director or trustee of any of the foregoing, have been, during the past five years:

(a)	convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

(b)

a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding or any violation of such laws.”

5. Subsequent Offering Period

The Icahn Group is amending the Offer to provide for a subsequent offering period of 10 business days after the expiration of the Offer to permit additional tenders of Lions Gate Shares.

The fifth paragraph of Section 1 of the Offer to Purchase, “The Offer” (found at pages 15 to 16 of the Offer to Purchase), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“After the expiration of the Offer, if the Offeror takes up Lions Gate Shares that have been validly tendered and not withdrawn prior to the Expiry Time, the Offeror will provide for a subsequent offering period of 10 business days to permit additional tenders of Lions Gate Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of twenty business days and has expired, (ii) the Offeror accepts and promptly pays for all Lions Gate Shares validly tendered during the Offer, (iii) the Offeror announces the results of the Offer, including the approximate number and percentage of Lions Gate Shares deposited in the Offer, no later than 9:00 a.m. (New York time) on the next business day after the Expiry Time and immediately begins the Subsequent Offering Period and (iv) the Offeror immediately accepts and promptly pays for Lions Gate Shares as they are tendered during the Subsequent Offering Period. No withdrawal rights apply during a Subsequent Offering Period with respect to Lions Gate Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to Shareholders tendering Lions Gate Shares in the Offer or in a Subsequent Offering Period. The Offeror will make a public announcement of the Subsequent Offering Period or any extension thereof no later than 9:00 a.m. (New York time) on the next business day after the Expiry Time or date of termination of any prior Subsequent Offering Period.”

Section 5 of the Offer to Purchase, “Extension and Variation of the Offer” (found at pages 25 to 26 of the Offer to Purchase), is hereby amended and supplemented by adding after the last paragraph thereof the following:

“If the Offeror takes up Lions Gate Shares that have been validly tendered and not withdrawn prior to the Expiry Time, the Offeror will publicly announce and make available a Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act, which shall expire 10 business days after the date of such announcement and during which Shareholders may deposit Lions Gate Shares not deposited prior to the Expiry Time. The Offeror will not amend the Offer to shorten or eliminate the Subsequent Offering Period. Once commenced, the Subsequent Offering Period may be extended and remain open for deposits in accordance with Rule 14d-11 or as otherwise permitted by the SEC, but in no event will it remain open less than 10 business days regardless of when it commences.

A Subsequent Offering Period does not constitute an extension of the Offer for purposes of the Exchange Act, although it does constitute an extension of the Offer under Canadian securities laws. Under Canadian securities laws, in order for the Offeror to take up and pay for additional Lions Gate Shares deposited after the Expiry Time, the Offeror must either (i) extend the Offer in accordance with Canadian securities laws (which extension would be treated as a Subsequent Offering Period in the United States) or (ii) initiate a new offer in respect of Lions Gate Shares, which new offer could not be consummated for at least 35 calendar days. For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time, beginning on the next business day after the Expiry Time, during which Shareholders may deposit Lions Gate Shares not deposited prior to the Expiry Time. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take up of all Lions Gate Shares then deposited under the Offer prior to the Expiry Time, and during which period Shareholders may deposit Lions Gate Shares not deposited prior to the commencement of the Subsequent Offering Period. In connection with the intended Subsequent Offering Period, for purposes of applicable U.S. federal securities laws, the Offeror will include a statement of its intention to provide a Subsequent Offering Period in the press release announcing the results of the Offer disseminated no later than 9:00 a.m. (New York time) on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery” to all Shareholders whose Lions Gate Shares have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Lions Gate Shares during the Subsequent Offering Period as paid to Shareholders that tendered Lions Gate Shares before the Expiry Time. The Offeror will permit withdrawal of Lions Gate Shares deposited during the Subsequent Offering Period and that have not yet been accepted by the Offeror at any time prior to the expiration of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Lions Gate Shares taken up by the Offeror prior to the Subsequent Offering Period. A Subsequent Offering Period will expire at 8:00 p.m. (New York time) on the last day of the Subsequent Offering Period, unless determined otherwise in accordance with the terms set forth herein. The Offeror’s intention to provide for a Subsequent Offering Period will not in any way limit the Offeror’s right to terminate the Offer if the conditions to the Offer set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer” are not satisfied or waived at or prior to the Expiry Time.

Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least 10 calendar days from the date of notice of extension referred to above. The Offeror may extend the Subsequent Offering Period in accordance with Rule 14d-11 or as permitted by the SEC, but in no event will it remain open less than 10 business days regardless of when it commences.

In accordance with Canadian securities laws and the Exchange Act, the Offeror will provide a Subsequent Offering Period which shall expire 10 business days after the date of the announcement of such Subsequent Offering Period, and which may be extended at the discretion of the Offeror subject to compliance with the U.S. federal securities laws and relief obtained from the SEC, if any.

The Offeror will immediately take up and promptly pay for all Lions Gate Shares validly deposited during the Subsequent Offering Period with respect to the Offer.”

All references in the Offer Documents to the extension or expiration of the Offer are amended to reflect the foregoing.

6. Additional Defined Terms

The following definitions are amended or added to the “Glossary” section of the Offer to Purchase and Circular (found at pages 11 to 14 of the Offer to Purchase and Circular), as amended by the First Notice of Variation, in the appropriate alphabetical order:

“First Notice of Variation” means the notice of variation and extension to the Original Offer dated March 19, 2010;

“Icahn Group” means Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg, Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands and, as applicable, 7508921 Canada Inc., a corporation governed by the laws of Canada;

“Offer” means the offer to purchase Lions Gate Shares made hereby, the terms and conditions of which are set forth in the accompanying Offer to Purchase and Circular, as amended by the First Notice of Variation and this Notice, and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery;

“Offeror” means the Icahn Group and the Trustee;

“Trustee” means Ronald G. Atkey, the sole trustee of the LGE Trust, a trust formed under the laws of the Province of Ontario;

7. Other Amendments to the Offer to Purchase and Circular

Cover page

The cover page to the Offer to Purchase and Circular is amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice.

Summary Term Sheet

The preamble to the Summary Term Sheet is deleted in its entirety and replaced by the following:

“The following are some of the questions that you, as a shareholder of Lions Gate, may have about our offer and our answers to those questions. This summary term sheet provides important and material information about our offer that is described in more detail elsewhere in the Offer to Purchase and Circular and Letter of Acceptance and Transmittal, but this summary term sheet does not include all of the information about our offer that is important to you. Additional important information about our offer is contained in the remainder of the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal. Therefore, we urge you to carefully read the remainder of the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal for our offer. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase and Circular to direct you to the sections of the Offer to Purchase and Circular in which a more complete description of the topics covered in this summary term sheet appear. As used in these questions and answers, unless otherwise indicated, “we” or “us” or “our” refers to Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust, the entities making the offer for the Lions Gate common shares.”

The following questions and answers in the Summary Term Sheet (found at pages 5 to 10 of the Offer to Purchase and Circular) are deleted and replaced by the following:

“WHO IS OFFERING TO BUY MY LIONS GATE COMMON SHARES?

We are Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, limited partnerships which are indirectly controlled by Mr. Carl C. Icahn, Icahn Fund S.à r.l. and Daazi Holding B.V., limited liability companies which are indirectly controlled by Mr. Carl C. Icahn, 7508921 Canada Inc., a corporation indirectly controlled by Mr. Carl C. Icahn, and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust. Other than Mr. Atkey, we are primarily engaged in investing in securities of various entities under the direction of Mr. Icahn, acting through its affiliated entities. See Sections 1 and 2 of the Circular for more details regarding us and Lions Gate.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?

We are offering to pay U.S.$7.00 per Lions Gate common share in cash. However, you can also elect in the Letter of Acceptance and Transmittal to receive payment in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following expiry of our offer on which funds are provided to the depositary to pay for Lions Gate common shares purchased under our offer.

On April 15, 2010, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was $1.0014. For example, if you received payment in U.S. dollars and exchanged it for Canadian dollars at that exchange rate, you would have received $7.0098 per Lions Gate common share (excluding any currency exchange fees or commissions). Although the offer price of U.S.$7.00 per Lions Gate common share is fixed, the amount you would receive in Canadian dollars with respect to Lions Gate common shares will vary with the U.S. dollar to Canadian dollar exchange rate, which may be higher or lower than $1.0014 per U.S.$1.00 at the time of exchange. All amounts payable by us for your Lions Gate common shares will be paid promptly in U.S. currency or, if you so elect, in Canadian currency, upon our take up of Lions Gate common shares under our offer. If applicable to your situation, you should obtain a current quote of the exchange rate before deciding whether to deposit your Lions Gate common shares. See Section 3 of the Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY LIONS GATE COMMON SHARES IN YOUR OFFER?

You will have until 8:00 p.m., New York time, on April 30, 2010 to deposit your Lions Gate common shares in our offer, unless our offer is extended or earlier withdrawn. Such time and date, as extended, is referred to in the Offer to Purchase and Circular as the “Expiry Time.” If we take up Lions Gate shares that are tendered into our offer before the Expiry Time, we will provide for a subsequent offering period of 10 business days after the expiration of our offer during which you may deposit your Lions Gate common shares not deposited prior to the Expiry Time. If you cannot deliver everything that is required in order to make a valid deposit by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of the Offer to Purchase.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

If we take up Lions Gate shares that are tendered into our offer before the Expiry Time, we will provide a “subsequent offering period” for 10 business days after expiration of the offer. The subsequent offering period will be an additional period of time beginning after we have purchased Lions Gate common shares that were tendered before the Expiry Time, during which you may tender your Lions Gate common shares and receive the offer consideration. We will not amend the offer to shorten or eliminate the subsequent offering period. See Sections 1 and 5 of the Offer to Purchase.

HOW WILL I BE NOTIFIED ABOUT A SUBSEQUENT OFFERING PERIOD OR IF YOUR OFFER IS EXTENDED?

We will provide notice to the depositary for our offer of a subsequent offering period or if we otherwise extend the offer. We will also make a public announcement of a subsequent offering period and any extension of our offer by issuing a press release prior to 9:00 a.m., New York time, on the next business day after the scheduled Expiry Time and by providing a copy of the notice to the New York Stock Exchange. See Section 5 of the Offer to Purchase.”

The Summary Term Sheet is amended by adding the following question and answer immediately before the question entitled “What Are the Classes and Amounts of Securities Sought in Your Offer?” (found at page 5 of the Offer to Purchase and Circular):

“WHY IS RONALD G. ATKEY, IN HIS CAPACITY AS THE SOLE TRUSTEE OF THE LGE TRUST, AN OFFEROR?

The Icahn group is assigning to Ronald G. Atkey, in his capacity as sole trustee of the LGE Trust, the right to purchase those Lions Gate common shares validly deposited and not withdrawn under our offer, which, if otherwise taken up by the Icahn group, would result in Lions Gate becoming a non-Canadian controlled entity within the meaning of the Investment Canada Act (Canada) upon consummation of our offer. This assignment is being made to avoid adverse consequences to Lions Gate of becoming a non-Canadian controlled entity within the meaning of the Investment Canada Act (Canada) during the period when Lions Gate owns Maple Pictures Corp., a distributor of films in Canada. The Icahn group intends to purchase the Lions Gate common shares taken up under our offer by Mr. Atkey after such time as when doing so would not result in Maple Pictures Corp. becoming a non-Canadian within the meaning of Investment Canada Act (Canada). This assignment does not change the fact that our offer remains an offer for UP TO ALL Lions Gate common shares.”

The second paragraph of the question in the Summary Term Sheet entitled “What Are the Most Significant Conditions in Your Offer?” (found at page 7 of the Offer to Purchase and Circular), as amended by the First Notice of Variation, is amended by deleting “40,492,682” and replacing it with “36,985,976”.

The fifth paragraph of the question in the Summary Term Sheet entitled “If the Lions Gate Common Shares Sought in Your Offer Are Deposited and Taken Up, What Will be the Effect of the Offer on Lions Gate?” (found at page 9 of the Offer to Purchase and Circular), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“If Lions Gate’s lenders and noteholders were to elect to declare events of default relating to the change in control provisions and an acceleration occurs, it will not be a condition allowing us to withdraw our offer. If such an acceleration occurs, the Icahn group believes that Lions Gate should seek a replacement source of funding in order to continue to operate its business in the ordinary course. The Icahn group is prepared to begin discussions with Lions Gate immediately regarding a bridge facility that the Icahn group would be willing to provide, without a commitment fee, at the expiration of our offer, should these “change in control” provisions be triggered as a result of our purchase of Lions Gate common shares in our offer. The Icahn group expects that such bridge facility would be required to be repaid through a combination of new debt and the proceeds of the sale of Lions Gate equity through a rights offering in which all Lions Gate common shareholders would be invited to participate. The Icahn group would be willing to backstop any such rights offering. See Section 2 of the Circular.”

Circular

The first paragraph of Section 5 of the Circular, “Source of Funds” (found at page 42 of the Circular), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“Lions Gate stated in its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on March 26, 2010 that there were 117,951,193 Lions Gate Shares issued and outstanding as of March 23, 2010. Based on Lions Gate’s public disclosure, as at December 31, 2009, Lions Gate had outstanding approximately 3,551,000 stock options and 3,194,000 unvested restricted share units. Based on the Offer being for up to all of the outstanding Lions Gate Shares, after giving effect to the exercise of all outstanding stock options and the vesting of outstanding restricted share units, which the Offeror has calculated to total approximately 102,707,338 Lions Gate Shares (excluding the Lions Gate Shares owned by the Offeror and Lions Gate Shares issuable on the conversion of the 2024 Notes, 2025 Notes and 2025 Notes of April 2009), the maximum amount of cash required for the purchase of Lions Gate Shares for which the Offer is made (exclusive of fees and expenses) is approximately U.S.$719 million.”

The last paragraph of Section 5 of the Circular, “Source of Funds” (found at page 42 of the Circular), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

In each case, the required funds will be provided by the Icahn Group from cash on hand, including margin borrowings under existing brokerage arrangements. The Icahn Group will provide the Trustee with the funds necessary to acquire its portion of the Lions Gate Shares deposited under the Offer by way of a loan.”

The last sentence of the last paragraph of Section 6 of the Circular, “Beneficial Ownership of and Trading in Lions Gate Shares” (found at pages 43-44 of the Circular), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“None of Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. or the Trustee transacted in the Lions Gate Shares during the 12 months prior to commencement of the Offer.”

The fourth and fifth paragraphs of Section 14 of the Circular, “Regulatory Matters – Competition Act” (found at page 48 of the Circular), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“The purchase of the Lions Gate Shares pursuant to the Offer requires pre-merger notification under the Competition Act. The Offeror requested an ARC in respect of the Offer and the Commissioner issued an ARC in respect of the Offer on March 23, 2010.”

The fourth paragraph of Section 14 of the Circular, “Regulatory Matters – Investment Canada Act” (found at page 48 of the Circular), as amended by the First Notice of Variation, is deleted in its entirety and replaced by the following:

“The Icahn Group is non-Canadian within the meaning of the ICA. The Offeror believes that the Offer, if successful, may result in the acquisition of control of a Canadian business that is a cultural business in circumstances where the applicable threshold for review is exceeded, with the result that the Offer may be subject to review and approval by the Minister of Canadian Heritage. In addition, the Icahn Group believes that the Film Policy may be applicable in the circumstances of the Offer as a result of the reconsolidation by Lions Gate in July 2007 of Maple Pictures Corp. (“Maple”), which operates a film distribution business in Canada. Accordingly, the Icahn Group has filed an application for review with the Department of Canadian Heritage in connection with the Offer and has commenced discussions with the Department of Canadian Heritage regarding the basis on which it may obtain approval as required under the ICA. In particular, the Icahn Group has discussed with the Department of Canadian Heritage whether a divestiture by Lions Gate of shares of Maple to one or more Canadians, such that the film distribution currently carried on by Maple in Canada would be operated independently from Lions Gate, as was undertaken by Lions Gate in 2005, might be of net benefit to Canada, including because such a divestiture may resolve concerns that may exist, even in the absence of the Offer, that Lions Gate may become controlled in fact by one or more non-Canadians with the result that it, and therefore Maple, will no longer be “Canadian” within the meaning of the Canadian status rules set out in the ICA. In this regard, as is stated in the section on risk factors in Lions

Gate’s Annual Report on Form 10-K for the year ended March 31, 2009, there can be no assurance that Lions Gate will not be determined to be a non-Canadian controlled entity under the ICA. The ICA provides the Minister of Canadian Heritage with discretion to make a determination that an entity engaged in a cultural business is not a Canadian-controlled entity, if the Minister is satisfied, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or the Director of Investments, that the entity is controlled in fact by one or more non-Canadians. As is further disclosed by Lions Gate, if Lions Gate ceases to be Canadian-controlled under the ICA, Lions Gate and the entities it consolidates (such as Maple) may no longer qualify for or be entitled to access refundable tax credits and other Canadian government and private motion picture industry incentives that are restricted to Canadian-controlled corporations. Further, Lions Gate has stated that such a change in status could also cause Lions Gate to be required to repay certain tax credits and other government incentives previously received and default on certain distribution obligations, thereby affecting Lions Gate’s financial results. The Icahn Group believes that these risks could be substantially reduced or eliminated through the agreements it is seeking to reach with the Minister of Canadian Heritage in connection with any acquisition of control of Lions Gate as a result of the Offer. For instance, the Icahn Group’s change in information to the Offer to assign the right to purchase certain of the Lions Gate Shares deposited pursuant to the Offer to the Trustee is intended to avoid the adverse consequences to Lions Gate of becoming a non-Canadian controlled entity within the meaning of the ICA while Lions Gate continues to control Maple. In addition to discussions concerning the divestiture of Maple, the Icahn Group has discussed with the Department of Canadian Heritage the timing of the closing of the Offer and the exercise of voting rights with respect to Lions Gate Shares by the Offeror to replace Lions Gate board members, who would then be in a position to implement such a divestiture.”

The second and third paragraphs of Section 14 of the Circular, “Regulatory Matters – U.S. Federal Antitrust Laws”, are deleted in their entirety and replaced by the following:

“Pursuant to the requirements of the HSR Act, the Offeror filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on March 22, 2010. As a result, the waiting period applicable to the purchase of the Lions Gate Shares pursuant to the Offer was scheduled to expire at 11:59 p.m. (New York time) fifteen days after such filing. On April 5, 2010, early termination of the applicable waiting period under the HSR Act was granted by the Antitrust Division and the FTC.”

The first paragraph of Schedule I to the Offer to Purchase and Circular is deleted in its entirety and replaced by the following:

“The names and positions of the executive officers and directors of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Hopper Investments LLC, Barberry Corp., Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. and of the Trustee of the LGE Trust are set forth below.

Schedule I to the Offer to Purchase and Circular is amended to add the following before the second paragraph:

“7508921 Canada Inc.

David Hanick – Director

Keith Cozza – Chief Executive Officer

Irene March – Chief Financial Officer

LGE Trust

Ronald G. Atkey – Trustee”

The last sentence of the second paragraph of Schedule I to the Offer to Purchase and Circular is deleted in its entirety and replaced by the following:

“Each such executive officer and director (other than Ronald G. Atkey and David Hanick) is a citizen of the United States and his or her principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.”

Schedule I to the Offer to Purchase and Circular is amended to add the following after the last paragraph:

“David Hanick. Mr. Hanick has been a partner in the Corporate Practice Group at the law firm of Osler, Hoskin & Harcourt LLP (“Osler”) since March 2009. He joined Osler in May 2005, and his practice includes representation of both international and Canadian domestic public and private companies, including those in the media, mining, manufacturing and telecommunications sectors. Mr. Hanick received a joint LL.B./M.B.A. in 2000 from Osgoode Hall and the Schulich School of Business, and a B.A., with Distinction, from the University of Western Ontario in 1996. Mr. Hanick is a Canadian citizen and his principal business address is 100 King Street West, 1 First Canadian Place, Suite 6100, P.O. Box 50, Toronto, Ontario, M5X 1B8, where the business phone number is (416) 362-2111.

Ronald G. Atkey. Mr. Atkey has served as the sole trustee of the LGE Trust since its formation. After graduating from law school at the University of Western Ontario and Yale University, Mr. Atkey taught constitutional and administrative law at three Canadian law schools. Mr. Atkey has served in a number of senior capacities in the Canadian public sector. He was the first Chair of the Security Intelligence Review Committee, served as an elected Member of the Parliament of Canada for two terms, and was appointed as federal Minister of Immigration in 1979-80. Mr. Atkey practiced corporate and regulatory law for thirty years with Osler, in Toronto, during which time he represented clients in the cultural sector, including the film industry. Mr. Atkey currently teaches National Security Law at Osgoode Hall Law School (York University) in Toronto, Canada and at Western Law (UWO) in London, Ontario. He is also currently a director of the Canadian subsidiaries of Time Warner Inc. and Entertainment One Ltd. Mr. Atkey also serves as Ontario Vice–President of the International Commission of Jurists (Canadian Section) and as Director of the Toronto Symphony Orchestra Foundation.” Mr. Atkey is a Canadian citizen and his principal business address is 333 Adelaide Street, Suite 1019, Toronto, Ontario, M5A 4T4, where the business phone number is (416) 368-4827.”

8. Time for Acceptance

The Offer is open for acceptance until the Expiry Time, being 8:00 p.m. (New York time) on April 30, 2010, unless withdrawn or further extended by the Offeror. The Expiry Time may be extended by the Offeror in its sole discretion as described in Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

9. Manner of Acceptance

Shareholders who wish to accept the Offer are referred to Section 3 of the Offer to Purchase, “Manner of Acceptance”, for a description of the alternative procedures to be followed for a valid acceptance.

10. Withdrawal of Deposited Lions Gate Shares

Shareholders are referred to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Lions Gate Shares”, for a description of the procedures for exercising the right to withdraw Lions Gate Shares deposited under the Offer.

11. Take Up of and Payment for Deposited Lions Gate Shares

Shareholders are referred to Section 7 of the Offer to Purchase, “Take Up of and Payment for Deposited Lions Gate Shares”, for details as to the take-up of and payment for Lions Gate Shares under the Offer.

12. Amendments to the Offer

The Offer to Purchase and Circular, the First Notice of Variation, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice in order to give effect to the amendments set forth in this Notice. Except as otherwise set forth in this Notice, the terms and conditions of the Offer and the information in the Offer to Purchase and Circular, the First Notice of Variation, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

13. Shareholders’ Statutory Rights

Securities legislation of the provinces and territories of Canada provides security holders of Lions Gate with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult a lawyer.

14. Approvals

The contents of this Notice have been approved and the sending thereof to Shareholders has been authorized by (a) IPH GP LLC, which is the general partner of Icahn Capital LP, which is (i) the general partner of Icahn Onshore LP, which is the general partner of Icahn Partners LP and (ii) the general partner of Icahn Offshore LP, which is the general partner of each of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, (b) the board of directors of Barberry Corp. (the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership), (c) the managers of Icahn Fund S.à r.l., (d) the management board of Daazi Holding B.V., and (e) by the shareholders of 7508921 Canada Inc. pursuant to the provisions of a unanimous shareholders agreement.

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of Icahn Partners LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Onshore LP, which is the general partner of Icahn Partners LP).

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn Chief Executive Officer Icahn Partners LP	(Signed) Irene March Chief Financial Officer Icahn Partners LP

Icahn Partners LP, by its general partner

Icahn Onshore LP, by its general partner

Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn

Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP, which is the general partner of Icahn Partners Master Fund LP).

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn Chief Executive Officer Icahn Partners Master Fund LP	(Signed) Irene March Chief Financial Officer Icahn Partners Master Fund LP

Icahn Partners Master Fund LP, by its general partner

Icahn Offshore LP, by its general partner

Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn

Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund II LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP, which is the general partner of Icahn Partners Master Fund II LP).

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn Chief Executive Officer Icahn Partners Master Fund II LP	(Signed) Irene March Chief Financial Officer Icahn Partners Master Fund II LP

Icahn Partners Master Fund II LP, by its general partner

Icahn Offshore LP, by its general partner

Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn

Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund III LP to Shareholders has been authorized, by IPH GP LLC (the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP, which is the general partner of Icahn Partners Master Fund III LP).

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn Chief Executive Officer Icahn Partners Master Fund III LP	(Signed) Irene March Chief Financial Officer Icahn Partners Master Fund III LP

Icahn Partners Master Fund III LP, by its general partner

Icahn Offshore LP, by its general partner

Icahn Capital LP, by its general partner IPH GP LLC

(Signed) Carl C. Icahn

Chief Executive Officer

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of High River Limited Partnership to Shareholders has been authorized, by the sole director of Barberry Corp. (the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership).

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn Director and President Barberry Corp.	(Signed) Keith Cozza Secretary and Treasurer Barberry Corp.

(Signed) Vincent J. Intrieri

Vice President

Barberry Corp.

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of Icahn Fund S.à r.l. to Shareholders has been authorized, by the managers of Icahn Fund S.à r.l.

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Keith Cozza Chief Executive Officer Icahn Fund S.à r.l.	(Signed) Irene March Chief Financial Officer Icahn Fund S.à r.l.

(Signed) Keith Meister Manager Icahn Fund S.à r.l.	(Signed) Vincent Intrieri Manager Icahn Fund S.à r.l.

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of Daazi Holding B.V. to Shareholders has been authorized, by the management board of Daazi Holding B.V.

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Keith Cozza Chief Executive Officer Daazi Holding B.V.	(Signed) Irene March Chief Financial Officer Daazi Holding B.V.

(Signed) Keith Meister Managing Director Daazi Holding B.V.	(Signed) Vincent Intrieri Managing Director Daazi Holding B.V.

APPROVAL AND CERTIFICATE

DATED: April 16, 2010

The contents of this Notice of Variation and Change in Information have been approved, and the sending thereof by and on behalf of 7508921 Canada Inc. to Shareholders has been authorized, by the shareholders of 7508921 Canada Inc. pursuant to the provisions of a unanimous shareholders agreement.

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Keith Cozza Chief Executive Officer 7508921 Canada Inc.	(Signed) Irene March Chief Financial Officer 7508921 Canada Inc.

(Signed) David Hanick

Director

7508921 Canada Inc.

CERTIFICATE

DATED: April 16, 2010

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, as amended by Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Carl C. Icahn

CERTIFICATE

DATED: April 16, 2010

The foregoing, together with the Offer to Purchase and Circular dated March 1, 2010, and the Notice of Variation and Extension dated March 19, 2010, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Ronald G. Atkey

in his capacity as the sole trustee of

the LGE Trust

The Information Agent is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call:

(212) 269-5550

All Others Call Toll-free:

(800) 859-8511

The Depositary for the Offer is:

Computershare Investor Services Inc.

TORONTO

By Mail P.O. Box 7021 31 Adelaide Street East Toronto, ON M5C 3H2 Attention: Corporate Actions	By Registered Mail, Hand or by Courier 100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions

VANCOUVER

By Registered Mail, Hand or by Courier

510 Burrard Street

2nd Floor

Vancouver, BC

V6C 3B9

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Fax: (905) 771-4082

The U.S. Forwarding Agent is:

Computershare Trust Company, N.A.

By Mail Attention: Corp Act CPU Canada P.O. Box 43011 Providence, RI 02940-3014	By Hand or by Courier Attention: Corp Act CPU Canada 250 Royall Street Canton, MA 02021

Toll Free (North America): 1-800-564-6253

Any questions and requests for assistance may be directed by Shareholders to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective telephone numbers and locations set out above.